EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EMBARK TECHNOLOGY, INC.

    Embark Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST:     That Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be, and hereby is, amended and restated in its entirety to read as follows:
“The total number of shares of capital stock that the Corporation shall have authority to issue is 4,110,000,000, consisting of (i) 4,000,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the “Class A Common Stock”); (ii) 100,000,000 shares of Class B common stock, having a par value of $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”).
        Effective as of the effectiveness of this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Reverse Stock Split Effective Time”), a one-for-twenty reverse stock split of the Corporation’s Common Stock (as defined above) shall become effective, pursuant to which (i) each twenty shares of Class A Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Reverse Stock Split Effective Time and each twenty shares of Class B Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Reverse Stock Split Effective Time shall be automatically reclassified and combined into one validly issued, fully-paid and non-assessable share of Class A Common Stock or Class B Common Stock, respectively, authorized by this Article IV without any action by the holder thereof upon the Reverse Stock Split Effective Time and shall represent one share of Class A Common Stock or one share of Class B Common Stock, respectively, from and after the Reverse Stock Split Effective Time, and (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Class A Common Stock or Class B Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time, upon surrender after the Reverse Stock Split Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Class A Common Stock or Class B Common Stock, as the case may be, as a result of the Reverse Stock Split, following the Reverse Stock Split Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fair value of such fraction as determined by the Board of Directors; provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Class A Common Stock or Class B Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Class A Common Stock or Class B Common Stock after the Reverse Stock Split Effective Time into which the shares of Class A Common Stock or Class B Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Class A Common Stock or Class B Common Stock in book-entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time, any holder who would otherwise be entitled to a fractional share of Class A Common Stock or Class B Common Stock, as the case may be, as a result of the Reverse Stock Split, following the Reverse Stock Split Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.”
SECOND:     That, the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer, Founder and Director on this 16th day of August, 2022.

EMBARK TECHNOLOGY, INC.

                 By: /s/ Alex Rodrigues
                                         Alex Rodrigues
                 Chief Executive Officer, Founder, and Director